PURCHASE AGREEMENT


          THIS AGREEMENT is made as of July 14th, 2003, between AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP, a Minnesota limited partnership, whose Tax I.D. Number is 41-1677062 ("Seller") and APPLE INVESTMENT GROUP, INC., a California corporation, whose Tax I.D. Number is 33-0373498 ("Buyer").

          WHEREAS,  Seller, as lessor, and Buyer, as lessee,  are
parties to that certain Net Lease Agreement dated April 28,  1994
(the "Lease"), for the Property (as hereinafter defined).

          WHEREAS, Buyer is a debtor-in-possession in a pending Chapter 11 proceeding entitled: In re Apple Investment Group, Inc., a California corporation, Debtor, Case No. RS 01-27096 DN, pending in United States Bankruptcy Court for the Central District of California, Riverside Division (the "Bankruptcy Court").

          WHEREAS, all capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in that certain "Stipulation to Modify and to Assume Modified Lease of Non-Residential Real Property and Order Thereon" entered by the Court on May 22, 2002, as modified by that certain "Stipulation to Modify the Terms of the `Stipulation to Modify and to Assume Modified Lease of Non-Residential Real Property and Order Thereon'" entered by the Court on July 29, 2002 and that certain "Order Approving Debtor's Purchase of the Apple Valley Property filed June 30, 2003 and entered July 1, 2003" as shown on Exhibit B attached hereto and incorporated herein (as modified, the "Stipulation").

          In consideration of this Agreement, Seller and Buyer agree as follows:

          1. SALE OF PROPERTY. Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following property (collectively, "Property"):

          REAL PROPERTY. The real property located in San Bernardino County, California described on the attached Exhibit A ("Land") together with (1) all buildings and improvements constructed or located on the Land ("Buildings") and (2) all easements and rights benefiting or appurtenant to the Land (collectively the "Real Property").

          2. PURCHASE PRICE AND MANNER OF PAYMENT. The total purchase price ("Purchase Price") to be paid for the Property shall be $1,100,000. The Purchase Price shall be payable as follows:

     2.1 $15,000.00 as earnest money ("Earnest Money") which Earnest Money has been delivered to Seller outside of the Escrow.

     2.2  The sum of One Hundred Twenty-eight Thousand Seven Hundred
          Fifty and no/100 Dollars ($128,750.00) in the form of Buyer's promissory note, in the form and content attached hereto as Exhibit C (the "Note"), Buyer's performance thereunder to be secured by (a) a deed of trust, in the form and content attached hereto as Exhibit D (the "Deed of Trust") to be recorded against the Property in a position junior to Desert Community Bank, and
          (b) the personal guarantees of Valgene Christensen and Joan Christensen, in the form and content attached hereto as Exhibit E (the "Guaranty").

     2.3 The balance of the Purchase Price in the sum of approximately $956,250 in cash or by wire transfer of funds on the Closing Date.

          3.   ESCROW.

     3.1  OPENING OF ESCROW.  Seller and Buyer shall open an escrow
          (the "Escrow") with North American Title Company ("Title Insurer") by depositing this Agreement, together with Title Insurer's acceptance letter and instructions, duly executed by Seller and Buyer, with Title Insurer. The time when Title Insurer receives and executes a copy of this Agreement, fully executed by the parties (in counterpart or otherwise), shall be deemed the "Opening of Escrow." Buyer and Seller shall execute and deliver to Title Insurer in a timely fashion such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.

     3.2 ADDITIONAL TITLE INSURER REQUIREMENTS. If there are any requirements imposed by Title Insurer relating to the duties or obligations of Title Insurer, or if Title Insurer requires any other additional instructions, the parties agree to make such deletions, substitutions and additions to this Agreement which do not cause more than a ministerial or de minimis change to this Agreement or its intent. Any such changes requested by Title Insurer shall be subject to written approval of the parties, which approval shall not be unreasonably withheld or delayed.

     3.3 DEPOSIT OF FUNDS. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Buyer shall be immediately deposited by Title Insurer into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Title Insurer in a bank or savings and loan association, or such other institution approved by Buyer; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Title Insurer's escrow instructions, and for the Escrow to close within the time specified in Section 5.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Title Insurer in any such investments or interest bearing accounts shall accrue to the benefit of Buyer, and Buyer shall promptly provide to Title Insurer Buyer's Tax Identification Number.

     4. CONTINGENCIES. The obligations of Buyer under this Agreement are contingent upon each of the following:

     4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement must be true now and on the Closing Date as if made on the Closing Date.

     4.2 COVENANTS. Seller shall not be in default or breach of any of its obligations under this Agreement.

     4.3 TITLE INSURANCE. The condition of title and the survey shall have been found acceptable by Buyer on or prior to the Contingency Date.

     4.4 FINANCING. Buyer shall have received on or before the Closing Date the proceeds of financing necessary and sufficient in Buyer's opinion to implement Buyer's plans for and complete the purchase of the Property. This Agreement is subject to Bankruptcy Court approval.

     4.5 Buyer shall have approved the environmental condition of the Property on or before the expiration of the Contingency Date.
          The "Contingency Date" shall be the Closing Date. If any contingency has not been satisfied, then this Agreement may be terminated by notice from Buyer to Seller, which notice shall be given not more than five days after the Contingency Date or Closing Date as the case may be. Upon termination, neither party will have any further rights or obligations regarding this
          Agreement or the Property. All the contingencies are specifically for the benefit of the Buyer, and the Buyer shall have the right to waive any contingency by written notice to Seller.

     5.   CLOSING.  The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall occur not later than July 14, 2003 (the "Closing Date"), or such earlier date as the parties shall mutually agree in writing. The "Close of Escrow" for purposes of this Agreement is defined as the time when the Grant Deed is recorded in the Official Records of San Bernardino County, California by Title Insurer. In the event the Escrow and this Agreement are canceled and terminated, upon Title Insurer's request, Buyer shall pay to Title Insurer all title and Escrow cancellation charges; provided, however, that as an agreement between the parties not to concern Title Insurer, it is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges.

          Seller agrees to deliver possession of the Property to Buyer on the Close of Escrow.

     5.1 SELLER'S CLOSING DOCUMENTS. Seller agrees that on or before Noon California time on the Closing Date, Seller will deposit with Title Insurer such items and instruments (executed and acknowledged, if appropriate), in form and content reasonably satisfactory to Buyer, as may be necessary in order for Title Insurer to comply with this Agreement ("Seller's Closing Documents"), including, without limitation, the following:

          5.1.1 DEED. A Grant Deed conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances hereafter defined.

          5.1.2 ORIGINAL DOCUMENTS. Copies of all plans and specifications and surveys for the Property in Seller's possession, if any.

          5.1.3 FIRPTA AFFIDAVIT. A non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.

          5.1.4 OTHER DOCUMENTS. All other documents reasonably determined by Buyer or Title Insurer to be necessary to transfer the Property to Buyer free and clear of all encumbrances.

     5.2 BUYER'S CLOSING DOCUMENTS. Buyer agrees that on or before 10:00 a.m. on the Closing Date, Buyer will deposit with Title Insurer all additional funds and/or documents (executed and acknowledged, if appropriate), in form and content reasonably satisfactory to Seller, which are necessary to comply with the terms of this Agreement ("Buyer's Closing Documents"), including without limitation:

          5.2.1 PURCHASE PRICE. Funds representing the Purchase Price, by wire transfer and execution or delivery of any required Seller's financing documents.

          5.2.2 SELLER CARRYBACK FINANCING. The original Note, Deed of Trust and Guaranty, all executed (in the case of the Deed of Trust, in the presence of a Notary Public) by Buyer provided the final form of Note, Deed of Trust and Guaranty must be approved by Seller in writing.

     5.3  RECORDING OF GRANT DEED.  Title Insurer will cause the Grant
          Deed to be dated and recorded when (but in no event after the Closing Date) Title Insurer is irrevocably committed to issue the Title Policy to be issued as contemplated in this Agreement, and holds for the account of Seller and Buyer the items and funds (if any) to be delivered to Seller and Buyer through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Seller or Buyer pursuant to the provisions of this Agreement.

          6. PRORATIONS. Seller and Buyer agree to the following pro-rations and allocation of costs regarding this Agreement:

     6.1 TITLE INSURANCE AND CLOSING FEE. Buyer will pay all title insurance premiums required for the issuance of an A.L.T.A. Owner's Policy of Title Insurance, a Lender's Policy of Title Insurance insuring the Deed of Trust and for the survey. Seller and Buyer will each pay one-half of any closing fee or charge imposed by any closing agent or by the Title Insurer.

     6.2 TRANSFER TAX. Seller shall pay all county documentary transfer tax payable in connection with this transaction.

     6.3 REAL ESTATE TAXES AND SPECIAL ASSESSMENTS. Since Buyer is currently responsible for the payment of all real estate taxes and special assessments pursuant to the terms of the Lease, no prorations of such costs as of the Closing Date shall be necessary.

     6.4 OTHER COSTS. Since Buyer is currently responsible for the payment of sewer and water costs and electricity, gas and any other operating costs of the Property pursuant to the terms of the Lease, no prorations of such costs as of the Closing Date shall be necessary.

     6.5 CAM CHARGES. Buyer will pay all common area maintenance charges which are past due or due in the future under the Amended and Restated Declaration of Restrictions and Grant of Easements dated July 1, 1993, affecting the Property.

     6.6 ATTORNEY'S FEES. Each of the parties will pay its own attorney's fees, except that a party defaulting under this Agreement or any Closing Document will pay the reasonable attorney's fees and court costs incurred by the nondefaulting party to enforce its rights hereunder.

          7. TITLE EXAMINATION. Title Examination will be conducted as follows:

     7.1 TITLE EVIDENCE. Buyer, at its sole cost and expense, may obtain a current commitment for an A.L.T.A. Owner's Policy of Title Insurance (extended coverage) (the "Title Commitment") issued by Title Insurer reflecting the status of title to the Real Property and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in an A.L.T.A. Owner's Policy of Title Insurance (extended coverage) if used, and committing to issue the A.L.T.A. Owner's Policy of Title Insurance (extended coverage) to Buyer in the full amount of the Purchase Price.

     7.2  TITLE INSURANCE POLICY.  Effective as of the Close of
          Escrow, and as a condition precedent to the obligations of Buyer hereunder, Title Insurer shall issue to Buyer its A.L.T.A. Owner's Policy of Title Insurance (extended coverage), with liability in the amount of the Purchase Price insuring the fee title in the Property as vested in Buyer subject only to the following matters affecting title ("Permitted Exceptions"):

               (a)   All general and special real property  taxes
               and   assessments  not  yet  delinquent,  and  all
               improvement and assessment bonds;

               (b) Supplemental taxes assessed pursuant to the provisions of Chapter 3.5 (commencing with Section
               75) of the Revenue and Taxation Code of the State of California arising from the transaction described herein;

               (c) All liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitment, except those of which Purchaser objects prior to the Closing Date.

                 Seller shall promptly deliver to Buyer and Title
Insurer any survey of the Property in its possession or under its control for purposes of issuing an A.L.T.A. Owner's Policy of Title Insurance (extended coverage).

           Notwithstanding anything set forth in this Agreement, however, Seller shall be obligated to remove and pay off all monetary liens and encumbrances (including, without limitation, judgment liens, tax liens, security interests, UCC Financing Statements, deeds of trust and mortgages) affecting the Property, unless such monetary liens are caused by Buyer.

          8. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Buyer as follows:

     8.1 EXISTENCE; AUTHORITY. Seller is duly organized, qualified and in good standing, and has the requisite power and authority to enter into and perform this Agreement and Seller's Closing Documents; such documents have been duly authorized by all necessary action; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms.

     8.2 OPERATIONS. Seller has received no notice of actual or threatened cancellation or suspension of any utility services or certificate of occupancy for any portion of the Real Property. Seller has received no notice of actual or threatened special assessments or reassessments of the Real Property.

     8.3 SELLER'S DEFAULTS. To the best knowledge of Seller, Seller is not in default concerning any of its obligations or liabilities regarding the Property.

     8.4 FIRPTA. Seller is not a "foreign person", "foreign partnership", "foreign trust" or "foreign estate", as those terms are defined in Section 1445 of the Internal Revenue Code.

     8.5 PROCEEDINGS. To the best knowledge of Seller, there is no action, litigation, investigation, condemnation or proceeding of any kind pending or threatened against Seller or any portion of the Property.
          Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys' fees, that Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing. Wherever herein a representation is made "to the best knowledge of Seller", such representation is limited to the actual knowledge of Brian Schulz, who Seller represents is the person most knowledgeable about the Property and its condition. Except as herein expressly stated, Buyer is purchasing the Property based upon its own investigation and inquiry and is not relying on any representation of Seller or other person and is agreeing to accept and purchase the Property "as is, where is" subject to the conditions of examination herein set forth and the express warranties herein contained. Buyer is familiar with the Property and will have adequate opportunity to inspect the Property and all aspects thereof, including but not limited to all legal, physical and environmental aspects thereof prior to the Closing. Buyer acknowledges and accepts the risk that any inspection may not disclose all material matters affecting the Property. Subject only to the representations and warranties of Seller in this Section 8, Buyer agrees to accept the Property on an "AS IS" basis as of the Closing (including as to all legal, physical and environmental aspects thereof), and acknowledges and agrees that it shall not have any claim against Seller or any person for whom or which Seller may be responsible, whether directly, indirectly, by indemnity, contribution or on any other basis or theory, whether by law, statute, equity or otherwise, except as to the representations and warranties of Seller in this Section 8.

All  of  the  representations and warranties  contained  in  this
Section 8 shall survive and be enforceable only for claims asserted by Buyer against Seller by an action commenced prior to a date 24 months after the Closing.

          9. REPRESENTATIONS AND WARRANTIES BY BUYER. Buyer represents and warrants to Seller that Buyer is duly incorporated and is in good  standing  under the laws of the State of  California;  that
Buyer  has the requisite corporate power and authority  to  enter into this Agreement and any closing documents to be signed by it;
that  the  execution, delivery and performance by Buyer  of  such documents do not conflict with or result in violation of  Buyer's
Articles  of  Incorporation or Bylaws or any judgment,  order  or
decree of any court or arbiter to which Buyer is a party.   Buyer
will indemnify Seller, its successors and assigns, against, and will hold Seller, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys' fees, that Seller incurs because of the breach of any of the above representations and warranties, or for failure to pay the CAM charges described in Section 5.5 of this Agreement, whether such breach is discovered before or after Closing.

10. CASUALTY; CONDEMNATION. If all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement by giving notice within thirty (30) days after Seller's notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to insurance proceeds resulting from such event. If eminent domain proceedings are threatened or commenced against all or any part of the Property, Seller shall immediately give notice to Buyer, and Buyer shall have the right to terminate this Agreement by giving notice within thirty (30) days after Seller's notice. If Buyer shall fail to give the notice, then the parties shall proceed to Closing, and Seller shall assign to Buyer all rights to appear in and receive any award from such proceedings.

      11. BROKER'S COMMISSION. Seller and Buyer represent to each other that they have dealt with no other brokers, finders or the like in connection with this transaction, and agree to indemnify and hold each other harmless from all claims, damages, costs or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys' fees.

      12. ASSIGNMENT. Either party may assign its rights under this Agreement with the prior written consent of the other party, before or after the Closing. Any such assignment will not relieve such assigning party of its obligations under this Agreement.

      13.  SURVIVAL.  All of the terms of this Agreement and warranties
and  representations  herein  contained  shall  survive  and   be
enforceable after the Closing.

      14. NOTICES. Any notice required or permitted hereunder shall be given by personal delivery upon an authorized representative of a party hereto; or if mailed by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by facsimile copy followed by mailed notice; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:


          If to Seller:         AEI Net Lease Income & Growth
                                Fund XIX
                                1300 Wells Fargo Place
                                30 East Seventh Street
                                St. Paul, MN 55101
                                Attn:  Managing Partner
                                Fax #:  651-227-7705

          With Copy to:         Dorsey & Whitney LLP
                                50 South Sixth Street, Suite 1500
                                Minneapolis, MN 55402-1498
                                Attn:  Monica Clark, Esq.
                                Fax 612-340-2868

          If to Buyer:          Apple Investment Group, Inc.
                                19250 Bear Valley Road
                                Apple Valley, CA 92308
                                Attn:  Valgene E. Christensen
                                Fax #:  760-961-1181

          With Copy to:         Marshack Shulman Hodges &
                                Bastian LLP
                                26632 Towne Centre, Suite 300
                                Foothill Ranch, California 92610-2808
                                Attn:  James C. Bastian, Jr., Esq.
                                Fax #:  949-340-3000

Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit, as aforesaid; provided, however, that if notice is given by deposit, the time for response to any notice by the other party shall commence to run one business day after any such deposit. Any party may change its address for the service of notice by giving notice of such change 10 days prior to the effective date of such change.

15. MISCELLANEOUS. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. There are no verbal agreements that change this Agreement, and no waiver of any of its terms will be effective unless in a writing executed by the parties. This Agreement binds and benefits the parties and their successors and assigns. This Agreement has been made under the laws of the State of California, and such laws will control its interpretation.

16.  REMEDIES.               IF BUYER DEFAULTS UNDER THIS
AGREEMENT, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY GIVING WRITTEN NOTICE TO BUYER. IF BUYER FAILS TO CURE SUCH DEFAULT WITHIN 15 DAYS OF THE DATE OF SUCH NOTICE, THIS AGREEMENT WILL TERMINATE, AND UPON SUCH TERMINATION SELLER WILL RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, TIME BEING OF THE ESSENCE OF THIS AGREEMENT. THE TERMINATION OF THIS AGREEMENT AND RETENTION OF THE EARNEST MONEY WILL BE THE SOLE REMEDY (WHETHER IN LAW OR EQUITY) AVAILABLE TO SELLER FOR SUCH DEFAULT BY BUYER, AND BUYER WILL NOT BE LIABLE FOR DAMAGES OR SPECIFIC PERFORMANCE. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER'S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389.



               ____/s/ PK______              ____/s/ VC_____
               Seller's Initials             Buyer's Initials

     Seller and Buyer have executed this Agreement as of the date first written above.

                                SELLER

                                AEI  Net  Lease Income  &  Growth
                                  Fund  XIX  Limited Partnership,
                                  a Minnesota limited partnership

                                By: AEI Fund Management XIX, Inc.
                                  Its: General Partner


Date of Signature                  By  /s/ Patrick W. Keene
                                   Its     CFO
July 9th, 2003
                                BUYER

                                Apple Investment Group, Inc.

Date of Signature                  By  /s/ Valgene E. Christensen
                                   Its President
July 9th, 2003









EXHIBIT A


LEGAL DESCRIPTION

THE  LAND  REFERRED  TO  HEREIN  IS  SITUATED  IN  THE  STATE  OF
CALIFORNIA,  COUNTY  OF  SAN  BERNARDINO,  AND  IS  DESCRIBED  AS
FOLLOWS:

PARCEL 1:

PARCEL 1 OF PARCEL MAP NO. 14375, AS SHOWN BY MAP ON FILE IN BOOK
169 PAGE(S) 72 THROUGH 74, INCLUSIVE, OF PARCEL MAPS, RECORDS  OF
SAN BERNARDINO COUNTY, CALIFORNIA.

PARCEL 2:

A NON-EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, PARKING, PUBLIC UTILITIES, AND INCIDENTAL PURPOSES, OVER THE "COMMON AREA" AS DESCRIBED IN THAT CERTAIN DECLARATION OF RESTRICTIONS AND GRANT OF EASEMENTS, RECORDED APRIL 24, 1991 AS INSTRUMENT NO. 91-136488, AND AS AMENDED AND RESTATED BY DOCUMENT RECORDED JUNE 29, 1993 AS INSTRUMENT NO. 93-277172 OF OFFICIAL RECORDS OF SAN BERNARDINO COUNTY, CALIFORNIA.





EXHIBIT B


STIPULATION








EXHIBIT C


NOTE








EXHIBIT D


DEED OF TRUST








EXHIBIT E


GUARANTY